FOR IMMEDIATE RELEASE

Contact:

David L. Redmond

Executive Vice President & CFO

AmeriPath, Inc.

561-712-6226

dredmond@ameripath.com

AMERIPATH, INC. ANNOUNCES 2003 SECOND QUARTER FINANCIAL RESULTS

Riviera Beach, FL, August 15, 2003 – AmeriPath, Inc., a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the second quarter and the six-month period ended June 30, 2003.

Net revenues for the second quarter of 2003 were $119.9 million compared to $120.7 million in the same quarter of 2002. Net revenues for the six months ended June 30, 2003 were $238.9 million compared to $233.6 million for the same period in 2002. Net revenues for both the second quarter and six months ended June 30, 2003 were negatively impacted by charges of $2.3 million to revenues to reflect changes in our estimated contractual allowances resulting from the analysis of some of our managed care contracts.

Same store net revenue, excluding revenue from national labs, for the second quarter of 2003 increased 2.1%, or $2.4 million, compared to the second quarter of 2002. Same store net revenue, excluding revenue from national labs, for the six months ended June 30, 2003 increased 3.6%, or $7.8 million when compared to the six months ended June 30, 2002. For the second quarter of 2003, national lab revenue was $1.0 million, down $6.6 million when compared to the second quarter of 2002. For the six months ended June 30, 2003, national lab revenue was $3.8 million, down $10.7 million when compared to the six month period ended June 30, 2002. As previously disclosed, the national labs continue to reduce the amount of volume subcontracted to AmeriPath and such volume is expected to be minimal during the remainder of 2003.

EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure, for the second quarter of 2003, including merger-related and restructuring costs of $4.4 million, was $16.0 million compared to $28.7 million for the same quarter of the prior year. EBITDA for the six months ended June 30, 2003, including merger-related and restructuring costs of $15.7 million, was $26.1 million compared to $55.5 million for the same period in 2002. EBITDA, excluding these merger-related and restructuring costs, for the second quarter of 2003 and the six months ended June 30, 2003 were $20.5 million and $41.8 million, respectively. EBITDA, excluding merger-related and restructuring costs and a $2.3 million charge to revenues to reflect changes in our estimated contractual allowances and a $2.5 million charge increasing the provision for doubtful accounts, for the second quarter of 2003 and the six months ended June 30, 2003 were $25.3 million and $46.6 million, respectively. A reconciliation of net (loss) income to EBITDA is found in the attached table.

Cost of services for the second quarter of 2003 increased to $61.3 million (51.1% of net revenues) from $58.9 million (48.8% of net revenues) in the second quarter of 2002. Cost of services for the six-month period ended June 30, 2003 increased to $123.5 million (51.7% of net revenues) from $113.2 million (48.5% of net revenues) for the six months end June 30, 2002. The increase in cost of services as a percentage of net revenues is primarily due to increased medical malpractice costs and excess lab capacity.

Selling, general and administrative expenses for the second quarter 2003 increased to $22.5 million (18.8% of net revenues) from $20.6 million (17.1% of net revenues) in the second quarter 2002. Selling, general and administrative expenses for the six months ended June 30, 2003 increased to $44.2 million (18.5% of net revenues) from $40.7 million (17.4% of net revenues) in the comparable period in 2002. The increases for both the second quarter of 2003 and the six-month period ended June 30, 2003 are primarily due to investments in information technology and expansion of sales and marketing efforts.

The provision for doubtful accounts for the second quarter 2003 increased to $17.9 million (14.9% of net revenues) from $14.4 million (12% of net revenues) in the same period of 2002. The provision for doubtful accounts for the six months ended June 30, 2003 increased to $32.9 million (13.8% of net revenues) from $28.1 million (12.0% of net revenues) in the same period of 2002. The provisions for doubtful accounts for both the second quarter and the six months ended June 30, 2003 were increased by charges of $2.5 million to reflect the net realizable value of certain receivables based on our analysis of the ability to collect historical revenues and billings associated with clinical professional component (“CPC”) services.

Net loss for the second quarter of 2003 was $0.5 million compared to net income of $13.8 million for the same quarter of the prior year. The net loss was negatively impacted by merger-related and restructuring costs of $4.4 million and higher interest expense of $10.3 million associated with the financing of the merger with Welsh, Carson, Anderson and Stowe. Net loss for the six months ended June 30, 2003 was $1.0 million compared to net income of $26.4 million for the same period in 2002. The net loss was negatively impacted by merger-related and restructuring costs of $15.6 million and higher interest expense of $11.0 million associated with the financing of the merger with Welsh, Carson, Anderson and Stowe.

During the second quarter and six months ended June 30, 2003, we recorded costs related primarily to the completion of the acquisition of AmeriPath by Welsh, Carson, Anderson and Stowe IX, L.P. These costs included merger-related costs of $2.4 million in the second quarter of 2003 and $12.4 million for the six months ended June 30, 2003 and the write-off of previously deferred financing costs of $1.0 million for the six months ended June 30, 2003. In addition, we incurred approximately $3.2 million of restructuring costs during the six months ended June 30, 2003, primarily severance costs, in connection with a reduction in workforce at certain laboratories and at the Company’s corporate office. It is estimated that these restructuring costs will rationalize excess capacity at certain labs and save approximately $12 million in annual operating costs. Of this $3.2 million, $1.2 million was recorded during the first quarter of 2003, with the remaining $2.0 million recorded in the second quarter of 2003.

More detailed information regarding the business, operations and financial performance of the Company through June 30, 2003, and related and other matters, is included in the Company’s Form 10-Q for the quarter ended June 30, 2003, which was filed with the SEC on August 14, 2003.

The Company will broadcast its second quarter financial results conference call on Friday, August 15, 2003, at 10:00 a.m. Eastern Time. All bondholders are encouraged to participate. This event is available through the Company’s website, http://www.ameripath.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available for the next 2 months on our website. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 12:00 p.m., August 15th to 12:00 p.m., August 16th. The dial-in number for the telephone replay is 800-839-6713, ID #5806803.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements—which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections—are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies;

ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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Editor’s Note: This release is also available at http://www.ameripath.com

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AmeriPath, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenues	$119,903	$120,739	$238,860	$233,631

Operating costs and expenses:
Cost of services	61,316	58,885	123,461	113,225
Selling, general & admin. expense	22,459	20,641	44,185	40,690
Provision for doubtful accounts	17,910	14,440	32,907	28,114
Amortization expense	3,095	2,803	6,202	5,585
Merger-related charges	2,404	—	12,414	—
Restructuring costs	2,044	—	3,240	—
Write-off of deferred financing costs	—	—	957	—

Total operating costs and expenses	109,228	96,769	223,366	187,614

Income from operations	10,675	23,970	15,494	46,017
Interest expense	(11,428)	(1,078)	(13,190)	(2,131)
Other income, net	15	46	48	132

(Loss) income before income taxes	(738)	22,938	2,352	44,018
(Benefit) provision for income taxes	(198)	9,175	3,367	17,607

Net (loss) income	$(540)	$13,763	$(1,015)	$26,411

AmeriPath, Inc.

Condensed Consolidated Balance Sheets (In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$12,339	$964
Restricted cash	7,719	8,453
Accounts receivable, net	87,896	90,886
Inventories	2,079	1,823
Prepaid income taxes Deferred tax asset and other current assets	5,412 14,534	7,596 14,386

Total current assets	129,979	124,108
Property and equipment, net	26,720	26,126
Other assets	808,021	558,226

Total assets	$964,720	$708,460

Total current liabilities	$60,736	$60,323

Long-term debt	499,952	115,820
Other liabilities	1,112	1,547
Deferred tax liabilities, net	80,428	79,444

Total long-term liabilities	581,492	196,811

Total stockholders’ equity	322,492	451,326

Total liabilities and stockholders’ equity	$964,720	$708,460

AmeriPath, Inc.

Reconciliation of EBITDA

(Unaudited)

(In thousands)

		Three Months Ended June 30,		Six Months Ended June 30,
		2003	2002	2003	2002
Net (loss) income		$(540)	$13,763	$(1,015)	$26,411
Add back:	Interest (1)	10,798	1,014	12,496	2,006
	Taxes	(198)	9,175	3,367	17,607
	Depreciation and amortization	5,953	4,778	11,256	9,461

EBITDA (2)	(including merger-related and restructuring costs)	$16,013	$28,730	$26,104	$55,485

Plus:	Merger related charges	2,404	—	12,414	—
	Restructuring costs	2,044	—	3,240	—

EBITDA	(excluding merger-related and restructuring costs)	$20,461	$28,730	$41,758	$55,485

Plus:	Contractual allowance charge	2,300	—	2,300	—
	Provision for doubtful accounts charge	2,500	—	2,500	—

EBITDA	(excluding merger-related restructuring charges, charge for contractual allowance and charge for provision for doubtful accounts)	$25,261	$28,730	$46,558	$55,485

(1)	Excludes amortization of deferred debt issuance costs which are included in depreciation and amortization.
(2)	EBITDA represents income from operations plus depreciation and amortization, other than amortization of deferred financing costs. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. Our presentation of EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.